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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

                       CHAMPION INTERNATIONAL CORPORATION
                           (NAME OF SUBJECT COMPANY)

                            ------------------------

                         CONDOR ACQUISITION CORPORATION
                          INTERNATIONAL PAPER COMPANY
                       (NAME OF FILING PERSON -- OFFEROR)

                            ------------------------

                     COMMON STOCK, PAR VALUE $.50 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                            ------------------------

                                   158525105
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            ------------------------

                            WILLIAM B. LYTTON, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          INTERNATIONAL PAPER COMPANY
                             2 MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                                 (914) 397-1500
                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
  AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF FILING PERSON)

                            ------------------------

                                   COPIES TO:
                             DENNIS S. HERSCH, ESQ.
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                           TELEPHONE: (212) 450-4000

                           CALCULATION OF FILING FEE

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             TRANSACTION VALUATION*                               AMOUNT OF FILING FEE**
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
                $7,154,044,814.41                                      $1,430,808.96
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 * Estimated for purposes of calculating the amount of the filing fee only in accordance with Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange
   Act of 1934, based upon (a) $72.1563, the average of the high and low price per share of Champion International Corporation common stock on May 12, 2000 as reported on the New York Stock Exchange Composite Transaction Tape,
   multiplied by (b) 99,146,503, representing the aggregate number of shares of
   Champion International Corporation common stock outstanding on May 16, 2000 plus the maximum number of shares expected to be issued and exercisable pursuant to outstanding options prior to the date the offer is expected to be consummated.

** One-fiftieth of 1% of the value of the transaction.

 [X] Check the box if any part of the fee is offset as provided by Rule
     0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $579,933.99        Filing Party: International Paper Company
Form or Registration No.: Form S-4          Date Filed: May 19, 2000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1.

[ ] issuer tender offer subject to Rule 13e-4.

[ ] going-private transaction subject to Rule 13e-3.

[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  [ ]
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     This Tender Offer Statement on Schedule TO relates to the offer (the
"Offer") by International Paper Company, a New York corporation ("IP"), through its wholly owned subsidiary, Condor Acquisition Corporation, a New York corporation ("Purchaser"), to exchange each issued and outstanding share of common stock, par value $0.50 per share (together with the associated rights to purchase preferred stock, the "Champion Shares"), of Champion International
Corporation, a New York corporation ("Champion"), for shares of common stock, par value $1.00 per share (the "IP Shares"), of IP and cash as described in the
Prospectus (as defined below).

     The Offer is made pursuant to an Agreement and Plan of Merger, dated as of May 12, 2000, among Champion, IP and Purchaser, which contemplates a business combination of Champion and IP (the "Merger"). IP has filed a registration statement with the Securities and Exchange Commission on Form S-4 relating to the IP Shares to be issued to stockholders of Champion in the Offer and the Merger (the "Registration Statement"). The terms and conditions of the Offer and the Merger are set forth in the prospectus which is a part of the Registration
Statement (the "Prospectus"), and the related Letter of Transmittal, which are Exhibits (a)(1) and (a)(2) hereto.

     All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by IP, is hereby incorporated by reference in answer to Items 2 through 11 of this Schedule TO.

ITEM 1.  SUMMARY TERM SHEET.

     Information is disclosed to security holders in a prospectus meeting the requirements Rule 421(d) of the Securities Act of 1933.

ITEM 3.  IDENTITY AND BACKGROUND OF FILING PERSON.

     (c) During the last five years, none of IP, Purchaser or, to the best of their knowledge, any of the persons listed on Annex A to the Prospectus (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding
(except for matters that were dismissed without sanction or by settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ITEM 12.  EXHIBITS.

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
(a)(1)  Prospectus relating to IP Shares to be issued in the Offer and the Merger (incorporated by reference from IP's
        Registration Statement on Form S-4 filed on May 19, 2000).
(a)(2)  Form of Letter of Transmittal (incorporated by reference to exhibit 99.1 to IP's Registration Statement on Form S-4
        filed on May 19, 2000).
(a)(3)  Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to IP's Registration Statement on
        Form S-4 filed on May 19, 2000).
(a)(4)  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
        Companies and Other Nominees (incorporated by reference to exhibit 99.3 to IP's Registration Statement on Form S-4
        filed on May 19, 2000).
(a)(5)  Form of Letter to Clients for use by Brokers, Dealers,
        Commercial Banks, Trust Companies and Other Nominees
        (incorporated by reference to exhibit 99.4 to IP's
        Registration Statement on Form S-4 filed on May 19, 2000).
(a)(6)  Guidelines for Certification of Taxpayer Identification
        Number on Substitute Form W-9 (incorporated by reference to exhibit 99.5 to IP's Registration Statement on Form S-4
        filed on May 19, 2000).
(a)(7)  Commitment Letter from Credit Suisse First Boston, New York branch (incorporated by reference to exhibit 99.7 to IP's
        Registration Statement on Form S-4 filed on May 19, 2000).
(d)(1)  Agreement and Plan of Merger dated as of May 12, 2000, among
        IP, Purchaser and Champion (incorporated by reference to
        exhibit 2 to IP's Registration Statement on Form S-4 filed on May 19, 2000).

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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          CONDOR ACQUISITION CORPORATION

                                          By:     /s/ WILLIAM B. LYTTON
                                            ------------------------------------
                                            Name: William B. Lytton
                                            Title:   Director and President

                                          INTERNATIONAL PAPER COMPANY

                                          By:     /s/ WILLIAM B. LYTTON
                                            ------------------------------------
                                            Name: William B. Lytton
                                            Title:   Senior Vice President and
                                                     General Counsel

Dated: May 19, 2000

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                                 EXHIBIT INDEX

EXHIBIT
  NO.                             EXHIBIT NAME
-------                           ------------
(a)(1)    Prospectus relating to IP Shares to be issued in the Offer and the Merger (incorporated by reference from IP's
          Registration Statement on Form S-4 filed on May 19, 2000).
(a)(2)    Form of Letter of Transmittal (incorporated by reference to exhibit 99.1 to IP's Registration Statement on Form S-4
          filed on May 19, 2000).
(a)(3)    Form of Notice of Guaranteed Delivery (incorporated by
          reference to exhibit 99.2 to IP's Registration Statement on
          Form S-4 filed on May 19, 2000).
(a)(4)    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees (incorporated by reference to exhibit 99.3 to IP's Registration Statement on Form S-4
          filed on May 19, 2000).
(a)(5)    Form of Letter to Clients for use by Brokers, Dealers,
          Commercial Banks, Trust Companies and Other Nominees
          (incorporated by reference to exhibit 99.4 to IP's
          Registration Statement on Form S-4 filed on May 19, 2000).
(a)(6)    Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9 (incorporated by reference to exhibit 99.5 to IP's Registration Statement on Form S-4
          filed on May 19, 2000).
(a)(7)    Commitment Letter from Credit Suisse First Boston, New York branch (incorporated by reference to exhibit 99.7 to IP's
          Registration Statement on Form S-4 filed on May 19, 2000).
(d)(1)    Agreement and Plan of Merger dated as of May 12, 2000, among
          IP, Purchaser and Champion (incorporated by reference to
          exhibit 2 to IP's Registration Statement on Form S-4 filed on May 19, 2000).